MERGER AGREEMENT

THIS MERGER AGREEMENT (the “Agreement”) is made as of the 15th day of August, 2013

AMONG:

DESERT CANADIANS LTD., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 910 Harris Avenue, Suite 305 Bellingham WA 98225

(“DSET”)

AND:

EXP ACQUISITION CORP., a body corporate formed pursuant to the laws of the State of Washington and a wholly owned subsidiary of DSET

(the "Acquirer")

AND:

EXP REALTY INTERNATIONAL, INC., a body corporate formed pursuant to the laws of the State of Washington and having an office for business located c/o 1325 Lincoln St Suite #1, Bellingham, WA 98229

("eXp Realty")

WHEREAS:

A.           eXp Realty is a cloud-based, full service real estate brokerage company delivering 24/7 access to collaborative tools and training for managing real estate brokers and agents;

B.           DSET has a web portal for investors to understand the real estate market in certain United States locales, and is a reporting company whose common stock is quoted on the OTC “Bulletin Board”;

C.           The respective Boards of Directors of DSET, eXp Realty and the Acquirer deem it advisable and in the best interests of DSET, eXp Realty and the Acquirer that eXp Realty merge with and into the Acquirer (the "Merger") pursuant to this Agreement, the Merger Documents and the applicable provisions of the laws of the State of Washington;

D.           The Board of Directors of DSET, Acquirer and eXp Realty have recommended approval of this Agreement by their respective Shareholders; and

E.           It is intended that the Merger shall qualify for United States federal income tax purposes as reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement the following terms will have the following meanings:

(a)

“Acquisition Shares” means the 38,380,215 post Stock Split DSET Common Shares to be issued to the eXp Realty Shareholders at Closing pursuant to the terms of the Merger, subject to adjustment as provided for in Article 2 hereof;

	(b)	“Agreement” means this agreement and plan of merger among DSET, the Acquirer and eXp Realty;

(c)

“Audited eXp Realty Financial Statements” means the financial statements of eXp Realty for the two fiscal years ended December 31, 2012, together with the unqualified auditors report thereon, and the auditor reviewed financial statements for the six month periods ended June 30, 2013 and 2012, all prepared in accordance with U.S. GAAP, and which are attached as Exhibit B.

	(d)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

	(e)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(f)

“DSET Accounts Payable and Liabilities” means all accounts payable and liabilities of DSET due and owing or otherwise constituting a binding obligation of DSET (other than an DSET Material Contract) as of July 31, 2013 as set forth in the DSET Disclosure Statement Schedule A;

	(g)	“DSET Accounts Receivable” means all accounts receivable and other debts owing to DSET as of July 31, 2013 as set forth in the DSET Disclosure Statement Schedule B;

(h)

“DSET Assets” means the undertaking and all the property and assets of the DSET Business of every kind and description wheresoever situated including, without limitation, DSET Material Contracts, DSET Accounts Receivable, DSET Cash, DSET Intangible Assets and DSET Goodwill, and all credit cards, charge cards and banking cards issued to DSET;

	(i)	“DSET Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of DSET or relating to the DSET Business as set forth in the DSET Disclosure Statement Schedule C;

	(j)	“DSET Business” means all aspects of any business conducted by DSET;

	(k)	“DSET Cash” means all cash on hand or on deposit to the credit of DSET on the Closing Date;

	(l)	“DSET Common Shares” means the shares of common stock in the capital of DSET;

	(m)	“DSET Debt to Related Parties” means the debts owed by DSET to any affiliate, director or officer of DSET as described in the DSET Disclosure Statement Schedule D;

	(n)	“DSET Disclosure Statement” means the statement of disclosure provided by DSET to eXp Realty concurrently with the execution of this Agreement;

(o)

“DSET Financial Statements” means the financial statements of DSET for the two year periods ended June 30, 2012 and 2011, together with the unqualified auditors report thereon, and quarterly auditor reviewed financial statements for the 3 month periods ended September 30, 2012, December 31, 2012 and March 31, 2013, prepared in accordance with U.S. GAAP, a true copy of each of which is filed on EDGAR;

(p)

“DSET Goodwill” means the goodwill of the DSET Business including the right to all corporate, operating and trade names associated with the DSET Business, or any variations of such names as part of or in connection with the DSET Business, all books and records and other information relating to the DSET Business, all necessary licenses and authorizations and any other rights used in connection with the DSET Business;

(q)

“DSET Intangible Assets" means all of the intangible assets of DSET, including, without limitation, DSET Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of DSET;

(r)

“DSET Material Contracts” means the burden and benefit of and the right, title and interest of DSET in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which DSET is entitled whereunder DSET is obligated to pay or entitled to receive the sum of $2,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in DSET Disclosure Statement Schedule “F” ;

(s)	“DSET Options” means options to purchase DSET Common Shares;

(t)

“Effective Time” means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware, which certificate shall provide that the Merger shall become effective upon such filing;

(u)	“eXp Disclosure Statement” means the statement of disclosure provided by eXp Realty to DSET concurrently with the execution of this Agreement;

(v)

“eXp Realty Accounts Payable and Liabilities” means all accounts payable and liabilities of eXp Realty due and owing or otherwise constituting a binding obligation of eXp Realty (other than an eXp Realty Material Contract) as of July 31, 2013 as set forth in eXp Disclosure Statement Schedule “G”;

(w)	“eXp Realty Accounts Receivable” means all accounts receivable and other debts owing to eXp Realty as of July 31, 2013 as set forth in eXp Disclosure Statement Schedule “H”;

(x)

“eXp Realty Assets“ means the undertaking and all the property and assets of the eXp Realty Business of every kind and description wheresoever situated including, without limitation, eXp Realty Material Contracts, eXp Realty Cash, eXp Realty Intangible Assets and eXp Realty Goodwill;

(y)

“eXp Realty Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of eXp Realty or relating to the eXp Realty Business as set forth in eXp Disclosure Statement Schedule “I”;

(z)	“eXp Realty Business” means the cloud based, full service real estate brokerage business and all aspects of the business conducted by eXp Realty;

(aa)	“eXp Realty Cash” means all cash on hand or on deposit to the credit of eXp Realty on the Closing Date;

(bb)	“eXp Realty Debt to Related Parties” means the debts owed by eXp Realty to any affiliate, director or officer of eXp Realty as described in eXp Disclosure Statement Schedule “J”;

(cc)

“eXp Realty Goodwill” means the goodwill of the eXp Realty Business and the right to use any words indicating that the eXp Realty Business is so carried on including the right to use the name "eXp Realty” or “eXp Realty International" or any variation thereof as part of the name of or in connection with the eXp Realty Business or any part thereof carried on or to be carried on by eXp Realty, the right to all corporate, operating and trade names associated with the eXp Realty Business, or any variations of such names as part of or in connection with the eXp Realty Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the eXp Realty Business, all necessary licenses and authorizations and any other rights used in connection with the eXp Realty Business;

(dd)

“eXp Realty Intangible Assets” means all of the intangible assets of eXp Realty including, without limitation, eXp Realty Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of eXp Realty;

(ee)

“eXp Realty Material Contracts” means the burden and benefit of and the right, title and interest of eXp Realty in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which eXp Realty is entitled in connection with the eXp Realty Business whereunder eXp Realty is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in eXp Disclosure Statement Schedule “L”

(ff)	“eXp Realty Options” means options to purchase common stock in the capital of eXp Realty issued pursuant to the eXp Realty International Inc. 2013 Equity Incentive Plan outstanding at Closing;

(gg)	“eXp Realty Shares” means all of the issued and outstanding shares of eXp Realty's equity stock;

(hh)	“eXp Realty Shareholders” means those holders of eXp Realty Shares as of the Effective Time as shown in the books and records of eXp Realty;

(ii)

“Material Adverse Effect” in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of a Party, considered as a whole, provided that a Material Adverse Effect will not include an adverse effect: (i) that relates to or arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to DSET or eXp Realty, as applicable, prior to such Party entering into this Agreement; (ii) that relates to or arises out of conditions affecting the real estate industry as a whole; (iii) that relates to or arises out of general economic, financial, currency exchange, securities or commodity market conditions in the United States or elsewhere; (iv) that relates to any change the occurrence of which is reasonably attributable to this Agreement or the performance of any transaction contemplated herein;

(jj)	“Merger” means the merger, at the Effective Time, of eXp Realty and the Acquirer pursuant to this Agreement and Plan of Merger;

(kk)	“Merger Consideration” means the Acquisition Shares;

(ll)	“Merger Documents” means the Plan of Merger and the Articles of Merger, in the form attached hereto as Exhibit A ;

(mm)	Place of Closing” means the offices of Clark Wilson LLP, or such other place as DSET and eXp Realty may mutually agree upon;

(nn)	“Placement” means the financing of DSET pursuant to the forms of Subscriptions as agreed by the parties;

(oo)	“State Corporation Law” means the Washington Business Corporation Act, RCW Title 23B;

(pp)	“Stock Split” has the meaning ascribed in Paragraph 7.3(q) hereof; and

(qq)	“Subsidiaries” means the subsidiaries of eXp Realty, including eXp Realty, LLC, eXp Realty Washington, Inc., eXp Realty of Canada, Inc., and eXp Realty of Connecticut, LLC; and

(rr)	Surviving Company” means the Acquirer following the merger with eXp Realty.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2        The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3        Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Exhibits and Schedules to this Agreement are as follows:

Exhibit “A” Merger Documents
Exhibit “B” Audited eXp Realty Financial Statements

Severability of Clauses

1.4        If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

Effective Time of the Merger

2.1        Subject to the provisions of this Agreement, eXp Realty will be merged with and into the Acquirer. A Plan of Merger, and those Articles of Merger and certificates in substantially the form provided as Exhibit A hereto (the “Merger Documents”) shall be executed by the parties and thereafter delivered to the Secretary of State of Washington, for filing, as provided in the State Corporation Law on the Closing Date. The Merger shall become effective upon the filing of the Merger Documents with the Secretary of State of Washington or at such time thereafter as is provided in the Merger Documents (the “Effective Time”)

Effect of the Merger

2.2

(a)

Existence. At the Effective Time, eXp Realty shall be merged with and into the Acquirer pursuant to this Agreement and the Merger Documents and the separate corporate existence of eXp Realty shall cease and the Acquirer, as it exists from and after the Closing, shall be the Surviving Company.

(b)

Articles of Incorporation, Bylaws, Directors and Officers. At the Effective Time (i) the Articles of Incorporation of Acquirer shall be the Article of Incorporation of the Surviving Company until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Law, (ii) the Bylaws of the Surviving Company shall be the Bylaws of the Acquirer immediately prior to the Effective Time continuing until thereafter amended in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by the State Corporation Law, (iii) the directors of the Surviving Company shall be the directors of eXp Realty immediately prior to the Effective Time, (iv) the officers of the Surviving Company shall be the officers of eXp Realty immediately prior to the Effective Time, and (v) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

(c)

Effect. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to eXp Realty or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of eXp Realty and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of eXp Realty and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of eXp Realty and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of eXp Realty or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Conversion of Securities

2.3        At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer, eXp Realty or the eXp Realty Shareholders, the shares of capital stock of each of eXp Realty and the Acquirer shall be converted as follows:

(a)

Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one (1) share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)

Conversion of eXp Realty Shares. Each eXp Realty Share that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and (other than a Dissenting Share) converted, without any action on the part of the holder thereof, into a number of Acquisition Shares equal to (i) the total number of Acquisition Shares divided by (ii) the number of eXp Realty Shares outstanding immediately prior to Closing. All such eXp Realty Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall except as provided in Section 2.5 below, cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement. As of the Effective Time, each share of the capital stock of eXp Realty held as treasury stock, each share of capital stock held by eXp Realty, LLC, and each share of capital stock of eXp Realty authorized but not issued shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c)

Conversion of eXp Realty Options. Each eXp Realty Option that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into a number of DSET Options equal to 7.5 times the number of eXp Realty Options being cancelled, with a proportionate decrease in any exercise price such that the total exercise price of each cancelled eXp Realty Option agreement shall equal the total exercise price of the replacement DSET Option agreement. Notwithstanding the above, the Board of Directors of DSET shall be authorized to reduce the number of options or increase the exercise price of such options to the extent determined necessary to maintain any such options as incentive stock options so qualifying under Section 422 of the Internal Revenue Code and regulations thereto.

Cancellation of DSET Shares

2.4        At the Effective Time, and pursuant to a separate undertaking of Glenn Sanford (“Sanford”) to be delivered at Closing, Sanford will surrender for cancellation and for no additional consideration 39,810,000 DSET shares (post-Stock Split) owned by him prior to the Effective Time. It is anticipated that Sanford will retain approximately 118,880 DSET shares currently held. The surrendered shares shall have no impact on Sanford’s rights to Acquisition Shares pursuant to Section 2.3(b) at the Effective Time.

Dissenters’ Rights

2.5        Notwithstanding any provision of this Agreement to the contrary, each outstanding eXp Realty Share the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such share in accordance with RCW 23B.13 as of the Effective Time (“Dissenting Share”), and which has not effectively withdrawn or lost such dissenters’ right, shall not be converted into or present a right to receive any of the Acquisition Shares, but the holder thereof shall be entitled only to such rights as are granted by the State Corporation Law; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his, her or its dissenters’ rights with respect to such Dissenting Shares, in each case under the State Corporation Law, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the applicable Acquisition Shares, at such times and in such percentages as such Acquisition Shares are received by other eXp Realty Shareholders. eXp Realty shall give DSET prompt written notice of any notice of intent to demand dissenters’ rights pursuant to the State Corporation Law and received by eXp Realty. eXp Realty hereby covenants that it will provide to each holder of eXp Realty Shares such notices as required by and in accordance with RCW 23B.13. Notwithstanding anything to the contrary contained in this Section 2.5 if the Merger is rescinded or abandoned, then the right of any holder of eXp Realty Shares to be paid the fair value of such Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the State Corporation law with respect to holders of Dissenting Shares, and as of the Effective Time, DSET hereby assumes any obligation in connection with payment of fair value for such Dissenting Shares and all expenses in connection with the Surviving Company’s dissenters’ rights obligations as provided in RCW 23B.13.

Closing of eXp Realty’s Transfer Books

2.6        At the close of business on the day prior to the Effective Time, the stock transfer books of eXp Realty shall be deemed closed. At and after the Effective Time, there shall be no registration of transfers of shares of eXp Realty capital stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Company. From and after the Effective Time, the holders of shares of eXp Realty capital stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock, except as otherwise provided in this Agreement or by applicable law.

Adherence with Applicable Securities Laws

2.7        The eXp Realty Shareholders have been informed that the Acquisition Shares are to be held for investment purposes and that they cannot offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is to DSET;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933,as amended, provided by Rule 144 thereunder; or

(c)

the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to DSET an opinion of counsel to that effect or such other written opinion as may be reasonably required by DSET.

            The eXp Realty Shareholders acknowledge that the certificates representing the Acquisition Shares and the DSET Options shall bear the following legend:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS.

If any eXp Realty Shareholder is a Canadian resident, such eXp Realty Shareholder acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates or other document representing any of the Acquisition Shares and DSET Options will also bear a legend in substantially the following form:

THE HOLDER OF THE SECURITIES REPRESENTED HEREBY MUST NOT TRADE THE SECURITIES IN OR FROM A JURISDICTION OF CANADA UNLESS THE CONDITIONS IN SECTION 13 OF MULTILATERAL INSTRUMENT 51-105 ISSUERS QUOTED IN THE U.S. OVER THE COUNTER MARKETS ARE MET.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF DSET

Representations and Warranties

3.1        DSET hereby represents and warrants in all material respects to eXp Realty and the eXp Realty Shareholders, with the intent that eXp Realty and the eXp Realty Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

DSET - Corporate Status and Capacity

(a)

Incorporation. DSET is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(b)

Carrying on Business. DSET conducts the business described in its filings with the Securities and Exchange Commission and does not conduct any other business. DSET is registered, licensed or otherwise qualified as to carry on business in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect;

(c)	Corporate Capacity. DSET has the corporate power, capacity and authority to own the DSET Assets and to enter into and complete this Agreement;

(d)

Reporting Status; Listing. DSET Common Shares are quoted on the OTC "Bulletin Board”, and all reports required to be filed by DSET with the Securities and Exchange Commission or OTC have been timely filed;

Acquirer - Corporate Status and Capacity

(e)

Incorporation. The Acquirer is a corporation duly incorporated and validly subsisting under the laws of the State of Washington, and is in good standing with the office of the Secretary of State for the State of Washington;

(f)

Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities of any nature whatsoever, other than the negotiation, authorization and execution of the Agreement;

(g)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

DSET - Capitalization

(h)

Authorized Capital. The authorized capital of DSET consists of 220,000,000 DSET Common Shares, $0.00001 par value of which 40,086,000 DSET Common Shares are presently issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and non-assessable;

(i)

No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of DSET Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of DSET, except that certain potential investors have subscribed for up to twenty eight thousand five hundred seventy-two (28,572) DSET common shares at $10.50 Pre-Stock Split, which DSET will close prior to Closing;

Acquirer Capitalization

(j)

Authorized Capital. The authorized capital of the Acquirer consists of 1,000 shares of common stock, no par value, of which 1,000 shares of common stock are presently issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and non-assessable.

(k)

No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of any common or preferred shares in the Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

DSET - Records and Financial Statements

(l)

Charter Documents. The charter documents of DSET and the Acquirer have not been altered since the incorporation of each, respectively, except as filed in the record books of DSET or the Acquirer, as the case may be;

(m)

Corporate Minute Books. The corporate minute books of DSET are substantially complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. DSET is not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

(n)

DSET Financial Statements. The DSET Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of DSET as of the respective dates thereof, and the sales and earnings of the DSET Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with generally accepted accounting principles (“GAAP”) consistently applied and the requirements of U.S. GAAP as promulgated by the Securities and Exchange Commission;

(o)

DSET Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of DSET which are not disclosed in DSET Disclosure Statement Schedule “A” or reflected in the DSET Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the DSET Financial Statements, and DSET has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of DSET as of July 31, 2013 are described in DSET Disclosure Statement Schedule “A” hereto;

(p)

DSET Accounts Receivable. All the DSET Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of DSET, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of DSET as of July 31, 2013, are described in DSET Disclosure Statement Schedule “B”;

(q)

DSET Bank Accounts. All of the DSET Bank Accounts, their location, numbers and the authorized signatories thereto as at the date hereof and as at the Closing Date, as well as their balances as at the date hereof, are as set forth in DSET Disclosure Statement Schedule “C”;

(r)

No Debt to Related Parties. Except as disclosed in DSET Disclosure Statement Schedule “D” DSET is not, and on Closing will not be, indebted to any affiliate, director or officer of DSET except accounts payable on account of bona fide business transactions of DSET incurred in normal course of the DSET Business, including employment agreements, none of which are more than 30 days in arrears;

(s)	No Related Party Debt to DSET. No director or officer or affiliate of DSET is now indebted to or under any financial obligation to DSET on any account whatsoever;

(t)	No Dividends. No dividends or other distributions on any shares in the capital of DSET have been made, declared or authorized since the date of DSET Financial Statements;

(u)

No Payments. No payments of any kind have been made or authorized since the date of the DSET Financial Statements to or on behalf of officers, directors, shareholders or employees of DSET or under any management agreements with DSET;

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting DSET;

(w)	No Adverse Events. Since the date of the DSET Financial Statements

(i)

there has not been any material adverse change in the financial position or condition of DSET, its liabilities or the DSET Assets or any damage, loss or other change in circumstances materially affecting DSET, the DSET Business or the DSET Assets or DSET’s right to carry on the DSET Business, other than changes in the ordinary course of business,

(ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting DSET, the DSET Business or the DSET Assets,

(iii)

there has not been any material increase in the compensation payable or to become payable by DSET to any of DSET’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv) the DSET Business has been and continues to be carried on in the ordinary course,

(v) DSET has not waived or surrendered any right of material value,

(vi)	DSET has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $2,000 individually or $5,000 in total have been authorized or made.

DSET - Income Tax Matters

(x)	Tax Returns. DSET has not filed income tax returns, but has had losses in each year of its existence;

(y)

Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by DSET. DSET is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

DSET - Applicable Laws and Legal Matters

(z)	Licenses. DSET holds no licenses and permits and represents that such failure to obtain or maintain such licenses or permits will not have a Material Adverse Effect;

(aa)

Applicable Laws. DSET has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it the violation of which would have a Material Adverse Effect on the DSET Business, and to DSET’s knowledge, DSET is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the DSET Business;

(bb)

Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to DSET, the DSET Business, or any of the DSET Assets nor does DSET have any knowledge of any deliberate act or omission of DSET that would form any basis for any such action or proceeding;

(cc)

No Bankruptcy. DSET has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against DSET and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of DSET;

(dd)

Labor Matters. DSET is not party to any collective agreement relating to the DSET Business with any labor union or other association of employees and no part of the DSET Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of DSET, has made any attempt in that regard;

(ee)

Finder's Fees. DSET is not party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(ff)

Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of DSET and the Acquirer;

(gg)	No Violation or Breach. The execution and performance of this Agreement will not:

	(i)	violate the charter documents of DSET or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which DSET is party,

	(ii)	give any person any right to terminate or cancel any agreement including, without limitation, the DSET Material Contracts, or any right or rights enjoyed by DSET,

	(iii)	result in any alteration of DSET’s obligations under any agreement to which DSET is party including, without limitation, the DSET Material Contracts,

	(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the DSET Assets,

	(v)	result in the imposition of any tax liability to DSET relating to the DSET Assets, or

	(vi)	violate any court order or decree to which DSET is subject;

The DSET Assets - Ownership and Condition

(hh)

Business Assets. The DSET Assets comprise all of the property and assets of the DSET Business, and no other person, firm or corporation owns any assets used by DSET in operating the DSET Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in DSET Disclosure Statement Schedules “D” or “E”;

(ii)

Title. DSET is the legal and beneficial owner of the DSET Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in DSET Disclosure Statement Schedules “D” or “E”;

(jj)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the DSET Assets;

(kk)	DSET Material Contracts. The DSET Material Contracts listed in DSET Disclosure Statement Schedule “E” constitute all of the material contracts of DSET;

(ll)

No Default. There has not been any default in any material obligation of DSET or any other party to be performed under any of the DSET Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in DSET Disclosure Statement Schedule “F”), and DSET is not aware of any default in the obligations of any other party to any of the DSET Material Contracts;

(mm)

No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of DSET. DSET is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

DSET Assets - DSET Goodwill and Other Assets

(nn)

DSET Goodwill. DSET does not carry on the DSET Business under any other business or trade names. DSET does not have any knowledge of any infringement by DSET of any patent, trademarks, copyright or trade secret;

The DSET Business

(oo)	Maintenance of Business. Since the date of the DSET Financial Statements, DSET has not entered into any material agreement or commitment except in the ordinary course and as disclosed herein;

(pp)

Subsidiaries. Except for the Acquirer, DSET does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

DSET - Acquisition Shares

(qq)

Acquisition Shares. The Acquisition Shares when delivered to the holders of eXp Realty Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of DSET, in all cases subject to the provisions and restrictions of all applicable securities laws.

Non-Merger and Survival

3.2        The representations and warranties of DSET contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by eXp Realty, the representations and warranties of DSET shall survive the Closing for a period of two (2) years.

Indemnity

3.3        DSET agrees to indemnify and save harmless eXp Realty from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by DSET to eXp Realty

ARTICLE 4
COVENANTS OF DSET

Covenants

4.1	DSET covenants and agrees with eXp Realty that it will:

(a)

Conduct of Business. Until the Closing, conduct the DSET Business diligently and in the ordinary course consistent with the manner in which the DSET Business generally has been operated up to the date of execution of this Agreement;

(b)

Access. Until the Closing, give eXp Realty and its representatives full access to all of the properties, books, contracts, commitments and records of DSET, and furnish to eXp Realty and its representatives all such information as they may reasonably request;

(c)

Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the DSET Assets notwithstanding the change in control of eXp Realty arising from the Merger;

(d)

Maintain Listing. From and after the Closing Date, maintain the quotation of the DSET Common Shares on the OTC “Bulletin Board”, unless and until the DSET Common Shares are listed or quoted on another, more senior exchange or quotation system; and

(e)

1934 Act Reports. From and after the Closing Date, take all such steps as are necessary to register with and to discharge all reporting obligations imposed upon it by the Securities Exchange Act of 1934.

Authorization

4.2        DSET hereby agrees to authorize and direct any and all federal, provincial, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting DSET to release any and all information in their possession respecting DSET to eXp Realty. DSET shall promptly execute and deliver to eXp Realty any and all consents to the release of information and specific authorizations which eXp Realty reasonably requires to gain access to any and all such information.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EXP REALTY

Representations and Warranties

5.1        eXp Realty hereby represent and warrant in all material respects to DSET, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

eXp Realty - Corporate Status and Capacity

(a)

Incorporation. eXp Realty is a corporation duly incorporated and validly existing under the laws of the State of Washington, and is in good standing with the office of the Secretary of State for the State of Washington; the Subsidiaries are duly incorporated and validly existing under the laws of the state of their jurisdiction of incorporation and in good standing with the corporate authorities of that state.

(b)

Carrying on Business. eXp Realty has been carrying on the business of a cloud based full service real estate brokerage. Since the date of its inception, other than in connection with this Agreement, eXp Realty has conducted no business or operations other than as set forth above. eXp Realty is registered, licensed or otherwise qualified as to carry on business in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect;

(c)	Corporate Capacity. eXp Realty has the corporate power, capacity and authority to enter into and complete this Agreement;

eXp Realty - Capitalization

(d)	Authorized Capital. The authorized capital of eXp Realty consists of 50,000,000 shares of common stock, $.001 par value per share;

(e)

Ownership of eXp Realty Shares. The issued and outstanding share capital of eXp Realty will on Closing consist of 5,057,416 eXp Realty Shares, which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares, and seventeen (17) eXp Realty Options agreements to acquire 1,023,200 eXp Realty Shares;

(f)

No Option, Warrant or Other Right. Other than the eXp Realty Options described on Schedule M, no person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the purchase, subscription or issuance of any of the unissued shares in the capital of eXp Realty;

eXp Realty - Records and Financial Statements

(g)	Charter Documents. The charter documents of eXp Realty have not been altered since its incorporation date, except as filed in the record books of eXp Realty;

(h)

Corporate Minute Book. The corporate minute books of eXp Realty are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by eXp Realty which required director or shareholder approval are reflected on the corporate minute books of eXp Realty. eXp Realty is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by- laws;

(i)

eXp Realty Financial Statements. The Audited eXp Realty Financial Statements, present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of eXp Realty as of the respective dates thereof, and the expenses of the eXp Realty Business during the period covered thereby, in all material respects, and will have been prepared in substantial accordance with generally accepted accounting principles consistently applied and the requirements of U.S. GAAP;

(j)

eXp Realty Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of eXp Realty which are not disclosed in eXp Disclosure Statement Schedule “G” or reflected in the eXp Realty Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and financial statements, and eXp Realty has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of eXp Realty as of July 31, 2013 are described in eXp Disclosure Statement Schedule “G”;

(k)

eXp Realty Accounts Receivable. All the eXp Realty Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of eXp Realty, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of eXp Realty as of July 31, 2013, are described in eXp Disclosure Statement Schedule “H”;

(l)

eXp Realty Bank Accounts. All of the eXp Realty Bank Accounts, their location, numbers and the authorized signatories thereof, as well as their balances as at the date hereof, are as set forth in eXp Disclosure Statement Schedule “I”;

(m)

No Debt to Related Parties. Except as disclosed in eXp Disclosure Statement Schedule “J”, eXp Realty will on Closing not be indebted to any affiliate, director, officer or shareholder of eXp Realty except accounts payable on account of bona fide business transactions of eXp Realty incurred in normal course of eXp Realty Business, including employment agreements, none of which are more than 30 days in arrears;

(n)

No Related Party Debt to eXp Realty. No director, officer or affiliate of eXp Realty is now indebted to or under any financial obligation to eXp Realty on any account whatsoever, except for advances on account of travel and other expenses not exceeding $10,000 in total;

(o)	No Dividends. No dividends or other distributions on any shares in the capital of eXp Realty have been made, declared or authorized since the date of the eXp Realty Financial Statements;

(p)

No Payments. No payments of any kind have been made or authorized since the date of the eXp Realty Financial Statements to or on behalf of officers, directors, shareholders or employees of eXp Realty or under any management agreements with eXp Realty, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(q)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting eXp Realty;

(r)	No Adverse Events. Since the date of the Audited eXp Realty Financial Statements:

(i)

there has not been any material adverse change in the consolidated financial position or condition of eXp Realty, its liabilities or the eXp Realty Assets or any damage, loss or other change in circumstances materially affecting eXp Realty, the eXp Realty Business or the eXp Realty Assets or eXp Realty’s right to carry on the eXp Realty Business, other than changes in the ordinary course of business,

	(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting eXp Realty the eXp Realty Business or the eXp Realty Assets,

(iii)

there has not been any material increase in the compensation payable or to become payable by eXp Realty to any of eXp Realty's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

	(iv)	the eXp Realty Business has been and continues to be carried on in the ordinary course,

	(v)	eXp Realty has not waived or surrendered any right of material value,

	(vi)	eXp Realty has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

	(vii)	no capital expenditures in excess of $10,000 individually or $50,000 in total have been authorized or made;

eXp Realty - Income Tax Matters

(s)

Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by eXp Realty. eXp Realty is not aware of any contingent tax liabilities;

eXp Realty - Applicable Laws and Legal Matters

(t)

Licenses. eXp Realty holds all licenses and permits as may be requisite for carrying on the eXp Realty Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a Material Adverse Effect on the eXp Realty Business;

(u)

Applicable Laws. eXp Realty has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a Material Adverse Effect on the eXp Realty Business. eXp Realty is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the eXp Realty Business;

(v)

Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to eXp Realty, the eXp Realty Business, or any of the eXp Realty Assets, nor does eXp Realty have any knowledge of any deliberate act or omission of eXp Realty that would form any basis for any such action or proceeding;

(w)

No Bankruptcy. eXp Realty has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against eXp Realty and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of eXp Realty;

(x)

Labor Matters. eXp Realty is not party to any collective agreement relating to the eXp Realty Business with any labor union or other association of employees and no part of the eXp Realty Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the eXp Realty, has made any attempt in that regard.

(y)

Finder's Fees. eXp Realty is not party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(z)

Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been, or at or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of eXp Realty;

(aa)	No Violation or Breach. The execution and performance of this Agreement will not

	(i)	violate the charter documents of eXp Realty or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which eXp Realty is a party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, eXp Realty Material Contracts, or any right or rights enjoyed by eXp Realty,

(iii)	result in any alteration of eXp Realty's obligations under any agreement to which eXp Realty is a party including, without limitation, the eXp Realty Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the eXp Realty Assets,

(v)	result in the imposition of any tax liability to eXp Realty relating to eXp Realty Assets or the eXp Realty Shares, or

(vi)	violate any court order or decree to which eXp Realty is subject;

eXp Realty Assets - Ownership and Condition

(bb)

Subsidiaries. eXp Realty owns and will own as of Closing the following percentages of the Subsidiaries: 99% of eXp Realty, LLC, 83.33% of eXp Realty Washington, Inc., 100% of eXp Realty of Canada, Inc., and 49% of eXp Realty of Connecticut, Inc.

(cc)

Business Assets. The eXp Realty Assets comprise all of the property and assets of the eXp Realty Business, and no other person, firm or corporation owns any assets used by eXp Realty in operating the eXp Realty Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in eXp Disclosure Statement Schedule “L” and other than ownership interests in the Subsidiaries that are not owned by eXp Realty;

(dd)

Title. eXp Realty is the legal and beneficial owner of the eXp Realty Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in eXp Disclosure Statement Schedule “L”;

(ee)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the eXp Realty Assets;

(ff)	eXp Realty Material Contracts. The eXp Realty Material Contracts listed in eXp Disclosure Statement Schedule “L” constitute all of the material contracts of eXp Realty;

(gg)

No Default. There has not been any default in any material obligation of eXp Realty or any other party to be performed under any of eXp Realty Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in eXp Disclosure Statement Schedule “L”), and eXp Realty is not aware of any default in the obligations of any other party to any of the eXp Realty Material Contracts;

(hh)

No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of eXp Realty. eXp Realty is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

eXp Realty Assets - eXp Realty Goodwill and Other Assets

(ii)

eXp Realty Goodwill. eXp Realty carries on the eXp Realty Business only under the name "eXp Realty International, Inc.” and variations thereof and under no other business or trade names. eXp Realty does not have any knowledge of any infringement by eXp Realty of any patent, trademark, copyright or trade secret;

The Business of eXp Realty

(jj)

Maintenance of Business. Since the date of the eXp Realty Financial Statements, the eXp Realty Business has been carried on in the ordinary course and eXp Realty has not entered into any material agreement or commitment except in the ordinary course; and

(kk)

Subsidiaries. eXp Disclosure Statement Schedule N is a complete list of all any subsidiaries in which eXp Realty has an interest, and eXp Realty does not own and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Where context permits, all representation of eXp Realty also include the same representation by eXp Realty with respect to each of the Subsidiaries

Non-Merger and Survival

5.2        The representations and warranties of eXp Realty contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by DSET, the representations and warranties of eXp Realty shall survive the Closing for a period of two (2) years.

Indemnity

5.3        eXp Realty agrees to indemnify and save harmless DSET from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim resulting from the breach by any of them of any representation or warranty of such party made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by eXp Realty to DSET hereunder.

ARTICLE 6
COVENANTS OF EXP REALTY

Covenants

6.1	eXp Realty and covenants and agrees with DSET that it will:

(a)

Conduct of Business. Until the Closing, conduct the eXp Realty Business diligently and in the ordinary course consistent with the manner in which the eXp Realty Business generally has been operated up to the date of execution of this Agreement;

(b)

Preservation of Business. Until the Closing, use their best efforts to preserve the eXp Realty Business and the eXp Realty Assets and, without limitation, preserve for DSET eXp Realty’s relationships with its suppliers, customers and others having business relations with them;

(c)

Access. Until the Closing, give DSET and its representatives full access to all of the properties, books, contracts, commitments and records of eXp Realty relating to eXp Realty, the eXp Realty Business and the eXp Realty Assets, and furnish to DSET and its representatives all such information as they may reasonably request;

(d)

Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the eXp Realty Assets, including the eXp Realty Material Contracts, notwithstanding the change in control of eXp Realty arising from the Merger;

(e)	Shareholder Approval. eXp Realty will use its best efforts to obtain majority eXp Shareholder approval of the transactions contemplated in this Agreement; and

(f)

No Material Adverse Change. The Audited eXp Realty Financial Statements shall not contain any material adverse change from the eXp Realty Financial Statements, other than changes in the ordinary course of business.

Authorization

6.2        eXp Realty hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting eXp Realty to release any and all information in their possession respecting eXp Realty to DSET. eXp Realty shall promptly execute and deliver to DSET any and all consents to the release of information and specific authorizations which DSET reasonably require to gain access to any and all such information.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of DSET

7.1        DSET’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by DSET in writing) of each of the following conditions precedent on or before the Closing:

(a)

The representations and warranties made by eXp Realty in or pursuant to this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date (as qualified by the disclosures in the disclosure schedules hereto), with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

(b)

No legal requirement shall prohibit the consummation of the transaction, and no proceeding (other than the exercise of any dissenters rights by eXp Realty Shareholders holding no more than five percent (5%) of the outstanding eXp Realty Shares) shall have been commenced or threatened by any governmental body or person (other than DSET and its affiliates) on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein and no judgment, decree, restraining order or injunction shall have been entered which would prohibit the contemplated transactions;

(c)	all documents or copies of documents required to be executed and delivered to DSET hereunder will have been so executed and delivered;

(d)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by eXp Realty at or prior to the Closing will have been complied with or performed;

(e)

title to the eXp Realty Shares held by the eXp Realty Shareholders and to the eXp Realty Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein;

(f)	the Merger Documents shall be executed by eXp Realty in form acceptable for filing with the Washington Secretary of State;

(g)	subject to Article 8 hereof, there will not have occurred

(i)

any material adverse change in the financial position or condition of eXp Realty, its liabilities or the eXp Realty Assets or any damage, loss or other change in circumstances materially and adversely affecting eXp Realty, the eXp Realty Business or the eXp Realty Assets or eXp Realty's right to carry on the eXp Realty Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)

any damage, destruction, loss or other event, including changes to any laws or statutes applicable to eXp Realty or the eXp Realty Business (whether or not covered by insurance) materially and adversely affecting eXp Realty, the eXp Realty Business or the eXp Realty Assets;

(h)	eXp Realty will have caused the Audited eXp Realty Financial Statements to be prepared and delivered to DSET, which shall conform in all material respects to the eXp Realty Financial Statements;

(i)	eXp Realty will have obtained a minimum of 66 2/3% approval of the eXp Shareholders to the Merger ;

(j)	the Return to Treasury Instructions to cancel 39,810,000 Pre-Stock Split Shares shall have been duly executed by Glenn Sanford;

(k)	eXp Realty will have delivered to DSET in writing, at and as of the Closing, a certificate in form satisfactory to DSET, certifying that the conditions in Sections (a), (c), (d), and

(i) above have been satisfied;

(l)	an exemption from the registration requirements of the Securities Act of 1933 will be available regarding the issuance of the Acquisition Shares for each eXp Shareholder; and

(m)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

Waiver by DSET

7.2        The conditions precedent set out in the preceding section are inserted for the exclusive benefit of DSET and any such condition may be waived in whole or in part by DSET at or prior to the Closing by delivering to eXp Realty a written waiver to that effect signed by DSET. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, DSET shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of eXp Realty

7.3        The obligations of eXp Realty to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by eXp Realty in writing) of each of the following conditions precedent on or before the Closing:

(a)

The representations and warranties made by DSET in or pursuant to this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date (as qualified by the disclosures in the disclosure schedules hereto), with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

(b)

No legal requirement shall prohibit the consummation of the transaction, and no proceeding (other than the exercise of any dissenters rights by eXp Realty Shareholders holding no more than [five percent (5%)] of the outstanding eXp Realty Shares) shall have been commenced or threatened by any governmental body or person (other than eXp and its affiliates or shareholders) on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein and no judgment, decree, restraining order or injunction shall have been entered which would prohibit the contemplated transactions;

(c)	all documents or copies of documents required to be executed and delivered to eXp Realty hereunder will have been so executed and delivered;

(d)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by DSET at or prior to the Closing will have been complied with or performed;

(e)

DSET will have delivered the certificates representing the Acquisition Shares to be issued pursuant to the terms of the Merger to eXp Realty at the Closing and the Acquisition Shares will be registered on the books of DSET in the names of the eXp Realty Shareholders at the Effective Time;

(f)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(g)	the Return to treasury Instructions to cancel 39,810,000 Pre-Stock Split Shares shall have been duly executed by Glenn Sanford;

(h)	this Agreement and the Merger shall have been approved by a vote of a minimum of 66 2/3% of the stockholders of eXp Realty;

(i)	the Merger Documents shall be executed by the Acquirer in form acceptable for filing with the Washington Secretary of State;

(j)	subject to Article 8 hereof, there will not have occurred

(i)

any material adverse change in the financial position or condition of DSET, its liabilities or the DSET Assets or any damage, loss or other change in circumstances materially and adversely affecting DSET, the DSET Business or the DSET Assets or DSET’s right to carry on the DSET Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)

any damage, destruction, loss or other event, including changes to any laws or statutes applicable to DSET or the DSET Business (whether or not covered by insurance) materially and adversely affecting DSET, the DSET Business or the DSET Assets;

(n)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(o)

DSET will have delivered to eXp Realty in writing, at and as of the Closing, a certificate in form satisfactory to eXp Realty, certifying that the conditions in Sections (a), (c), (d), and (h) above have been satisfied

(p)	DSET will have received executed Subscriptions for the Placement, in a minimum aggregate amount as agreed by the parties; and

(q)

The Board of Directors of DSET will have authorized (i) an increase of the authorized common stock of DSET from 220,000,000 shares of common stock, par value $0.00001 to 7,700,000,000 shares of common stock, par value $0.00001 and a corresponding split of the DSET Common Shares on the basis of thirty-five (35) new shares for each one (1) old share (the “Stock Split”), and (ii) the change of its name to “eXp Realty International Corporation”, or such similar name as may be acceptable to eXp Realty (the ”Name Change”), which Stock Split and Name Change shall be effected as soon as practicable and in any event prior to or concurrent with the Closing Date.

Waiver by eXp Realty

7.4        The conditions precedent set out in the preceding section are inserted for the exclusive benefit of eXp Realty and any such condition may be waived in whole or in part by eXp Realty at or prior to the Closing by delivering to DSET a written waiver to that effect signed by eXp Realty. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, eXp Realty shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5        The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

Termination

7.6        Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before September 30, 2013, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Confidentiality

7.7        Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from eXp Realty and DSET and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that DSET will be required to file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of DSET’s filings with the Securities and Exchange Commission.

ARTICLE 8
RISK

Material Change in the Business of eXp Realty

8.1        If any material loss or damage to the eXp Realty Business occurs prior to Closing and such loss or damage, in DSET's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, DSET shall, within two (2) days following any such loss or damage, by notice in writing to eXp Realty, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)

elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to DSET's obligations to carry out the transactions contemplated hereby, be vested in eXp Realty or otherwise adequately secured to the satisfaction of DSET on or before the Closing Date.

Material Change in the DSET Business

8.2        If any material loss or damage to the DSET Business occurs prior to Closing and such loss or damage, in eXp Realty's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, eXp Realty shall, within two (2) days following any such loss or damage, by notice in writing to DSET, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)

elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to eXp Realty's obligations to carry out the transactions contemplated hereby, be vested in DSET or otherwise adequately secured to the satisfaction of eXp Realty on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1        The Merger and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

Documents to be delivered by eXp Realty

9.2	On or before the Closing, eXp Realty will deliver or cause to be delivered to DSET:

	(a)	the original or certified copies of the charter documents of eXp Realty and all corporate records documents and instruments of eXp Realty and all books and accounts of eXp Realty;

(b)

all reasonable consents or approvals required to be obtained by eXp Realty for the purposes of completing the Merger and preserving and maintaining the interests of eXp Realty under any and all eXp Realty Material Contracts and in relation to eXp Realty Assets;

(c)	certified copies of such resolutions of the shareholders and directors of eXp Realty as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	an acknowledgement from eXp Realty of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(e)	the Merger Documents, duly executed by eXp Realty;

(f)

a certificate signed by an officer of eXp Realty and each of its Subsidiaries confirming the existence, organization and good standing of eXp Realty and its Subsidiaries on the Closing Date and attaching their respective articles of incorporation and by-laws and other or equivalent organizational documents;

(g)

an officer’s certificate of eXp Realty attaching copies of the resolutions of the board of directors and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and agreements referred to in this Agreement, and the consummation of the transactions contemplated in the Agreement;

(h)	eXp Realty and its subsidiaries’ corporate records, stock ledgers and minute books (or limited liability company equivalents) to the extent not located at the Company’s headquarters; and

(i)	such other documents as DSET may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by DSET

9.3	On or before the Closing, DSET shall deliver or cause to be delivered to eXp Realty:

	(a)	certificates representing the Acquisition Shares duly registered in the names of the eXp Realty Shareholders;

	(b)	DSET Option agreements to replace the eXp Realty Option agreements;

	(c)	Subscriptions for the minimum amount of the Placement, together with proof of receipt of the purchase price therefore;

(d)

certified copies of such resolutions of the directors of DSET and Acquirer as are required to be passed to authorize the execution, delivery and implementation of this Agreement, the Stock Split and the Placement;

	(e)	a certified copy of a resolution of the Board of Directors of DSET dated as of the Closing Date appointing the nominees of eXp Realty as officers of DSET;

	(f)	a certified copy of a resolution of the Board of Directors of DSET appointing nominees of eXp Realty to the board of directors of DSET;

	(g)	an acknowledgement from DSET of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(h)	the Merger Documents, duly executed by the Acquirer;

(j)

a certificate signed by an officer of DSET and Acquirer confirming the existence, organization and good standing of each entity on the Closing Date and attaching their respective articles of incorporation and by-laws and other or equivalent organizational documents;

(i)

an officer’s certificate of DSET and Acquirer attaching copies of the resolutions of the board of directors and the shareholders of each entity authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and agreements referred to in this Agreement, and the consummation of the transactions contemplated in the Agreement

(j)

the Return to Treasury Instructions, duly executed by Glenn Sanford, together with a certificate or certificates representing the DSET Shares to be returned to treasury, endorsed for transfer and medallion guaranteed, or evidence the Return to Treasury Instructions have already been carried out;

(k)	such other documents as eXp Realty may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

10.1      Forthwith after the Closing, DSET shall:

(a)	file the Certificate of Merger with Secretary of State of the State of Washington;

(b)	issue a news release reporting the Closing; and

(c)	file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement and such other information as is required, all within four business days of the Closing.

ARTICLE 11
GENERAL PROVISIONS

Notice

11.1      Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.2      The address for service of notice of each of the parties hereto is as follows:

DSET or the Acquirer:

Desert Canadians Ltd.

910 Harris Avenue, Suite 305
Bellingham WA 98225
Attn: President

With a copy to:

Clark Wilson LLP

800 – 885 West Georgia Street

Vancouver, B.C. V6C 3H1

Attention: Bernard Pinsky

eXp Realty:

eXp Realty International, Inc.
c/o 1325 Lincoln St Suite #1
Bellingham, WA 98229
Attention: President

With a copy to:

Ogden Murphy Wallace, PLLC
901 Fifth Avenue Suite 3500
Seattle, WA 98164
Attention: David A. Ellenhorn

Change of Address

11.3      Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.4      Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.5      Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.6      The provisions contained herein constitute the entire agreement among eXp Realty, the Acquirer and DSET respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among eXp Realty, the Acquirer and DSET with respect to the subject matter hereof.

Enurement

11.7      This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.8      This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

11.9      This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by facsimile or email will constitute proper delivery.

Applicable Law

11.10    This Agreement is subject to the laws of the State of Washington and the federal law of the United States applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Washington for the resolution of all disputes in relation of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

DESERT CANADIANS LTD.

By:    /s/ Glenn Sanford
Glenn Sanford, President

EXP ACQUISITION CORP.

By:    /s/ Glenn Sanford
Glenn Sanford, President

EXP REALTY INTERNATIONAL, INC.

By:     /s/ Steve Alamin
Steve Alamin, Chief Financial Officer

Exhibit A

Plan of Merger

PLAN OF MERGER

            THIS PLAN OF MERGER (“Plan”) is entered into as of the ___ day of August, 2013, by and between EXP Realty International, Inc., a Washington corporation (the “Disappearing Corporation”), and EXP Acquisition Corp., a Washington corporation (the “Surviving Corporation”) (the Disappearing Corporation and the Surviving Corporation are collectively referred to as the “Constituent Corporations”).

RECITALS

            A.        The Disappearing Corporation is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of the Disappearing Corporation consists of Fifty Million (50,000,000) shares of common stock having no par value, of which Five Million Fifty-seven Thousand Four Hundred Sixteen (5,057,416) share are duly issued and outstanding.

            B.        The Surviving Corporation is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of the Surviving Corporation consists of One Thousand (1,000) shares of common stock having no par value, of which One Thousand (1000) shares are duly issued.

            C.        The respective Boards of Directors and shareholders of the Constituent Corporations have deemed it advisable and in the best interests of the respective Constituent Corporations, and have authorized and approved, for the Disappearing Corporation to be merged with and into the Surviving Corporation (the “Merger”), as authorized by the laws of the State of Washington and in accordance with that certain Merger Agreement by and among the Surviving Corporation, Desert Canadians Ltd., a Delaware corporation (the “Parent Corporation”), and the Disappearing Corporation, dated the ___ day of August, 2013 (as it may be hereafter amended or modified, the “Merger Agreement”).

PLAN

            NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Corporations agree as follows:

            1.        Merger; Effectiveness. The Disappearing Corporation shall be merged with and into the Surviving Corporation pursuant to the applicable provisions of the Washington Business Corporation Act, Chapter 23B of the Revised Code of Washington, as amended, and in accordance with the terms and conditions of the Merger Agreement. Upon the execution by the Constituent Corporations of Articles of Merger incorporating this Plan and the filing of such Articles of Merger with the office of the Secretary of State for the State of Washington, the Merger shall become effective (the “Effective Time”).

Plan of Merger	1

            2.          Effect on Capital Stock, Options and Other Rights to Purchase Capital Stock.

            2.1        As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such shares, all issued and outstanding shares of capital stock of the Surviving Corporation then outstanding shall continue to be issued and outstanding stock of the Surviving Corporation, in accordance with the terms of the Merger Agreement.

            2.2        As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such shares, each issued and outstanding share of the capital stock of the Disappearing Corporation (other than those exercising certain rights of dissent pursuant to RCW 23B.13), shall be converted into the exclusive right to receive shares of the Parent Corporation as provided for in, and in accordance with the terms of, the Merger Agreement and such shares shall be automatically cancelled and retired without further consideration therefore.

            2.3        As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such shares, shares of capital stock of the Disappearing Corporation held as treasury stock, and each share of capital stock of the Disappearing Corporation authorized but not issued shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefore.

            2.4        As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such options or other rights to purchase capital stock, each of the vested and unvested options to purchase common stock of the Disappearing Corporation under the Disappearing Corporation’s 2013 Equity Incentive Plan, shall be canceled and terminated, and shall be converted into the exclusive right to receive options to purchase capital stock of the Parent Corporation as provided in the Merger Agreement.

            3.          Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended in their entirety as of the Effective Time in the form of the Amended Articles of Incorporation attached hereto and incorporated herein as Exhibit A.

            4.          Bylaws. As of the Effective Time, the Bylaws of the EXP Acquisition Corp. shall remain in place as the Bylaws of the Surviving Corporation.

            5.          Directors and Officers. As of the Effective Time, the directors of the Disappearing Corporation immediately prior to the Effective Time shall become the directors of the Surviving Corporation until their respective successors are duly elected and appointed in accordance with the Surviving Corporation’s Bylaws and applicable law. The officers of the Surviving Corporation immediately prior to the Effective Time shall remain in place following the Merger as the officers of the Surviving Corporation until their respective successors are duly elected and appointed in accordance with the Surviving Corporation’s Bylaws and applicable law.

            6.          Rights, Duties, Powers, Liabilities. As of the Effective Time, the separate existence of the Disappearing Corporation shall cease, and the Disappearing Corporation shall be merged, in accordance with the provisions of this Plan, with and into the Surviving Corporation, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Constituent Corporations; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Constituent Corporations, shall be vested in the Surviving Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Corporation may be substituted in any such action or proceeding.

Plan of Merger	2

            7.          Implementation. Each of the Constituent Corporations shall take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of Washington to consummate and make effective the Merger.

            8.          Abandonment. This Plan may be terminated for any reason at any time before the filing of Articles of Merger with the Secretary of State for the State of Washington (whether before or after approval by the shareholders of the Constituent Corporations, or either of them) upon the mutual consent of the parties to this Plan, or in accordance with the terms of the Merger Agreement.

            9.          Amendment. This Plan may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of the Constituent Corporations; provided, however, that this Plan may not be amended or supplemented after having been approved by the shareholders of either Constituent Corporation except by a vote or consent of shareholders of both Constituent Corporations in accordance with applicable law.

[Remainder of page intentionally left blank]

Plan of Merger	3

            IN WITNESS WHEREOF, this Plan is duly executed and delivered in accordance herewith as of the latest date set forth below.

DISAPPEARING CORPORATION:

eXp Realty International, Inc.

________________________________________________________	Date: ____________________________________
By: _____________________________________________________
Its: _____________________________________________________

SURVIVING CORPORATION:

eXp Acquisition Corp.

________________________________________________________	Date: ____________________________________
By: _____________________________________________________
Its: _____________________________________________________

Plan of Merger	4

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

EXP ACQUISITION CORP.

ARTICLE I
NAME

            The name of this corporation is eXp Acquisition Corp.

ARTICLE II
PURPOSE

            The purpose of this corporation is to engage in any business, trade or activity that may lawfully be conducted by a corporation organized under the Washington Business Corporation Act and to engage in any and all such activities as are incidental or conducive to the attainment of the foregoing purpose or purposes.

ARTICLE III
SHARES

            This corporation is authorized to issue one thousand (1,000) shares of common stock, all of which are to be without par value.

ARTICLE IV
NO PREEMPTIVE RIGHTS

            Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE V
NO CUMULATIVE VOTING

            At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

Plan of Merger	5

ARTICLE VI
BYLAWS

            The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VII
DIRECTORS

            The Board of Directors shall be composed of not less than one (1) nor more than six (6) Directors. The specific number of Directors shall be set by resolution of the Board of Directors, or, if the Directors in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all the Directors in office. The number of Directors of this corporation may be increased or decreased from time to time in the manner provided herein. The Directors shall serve until their successors are elected and qualified.

ARTICLE VIII
LIMITATION ON DIRECTORS’ LIABILITY

            A Director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

Plan of Merger	6

ARTICLE IX
INDEMNIFICATION OF DIRECTORS AND OFFICERS

            a.        Right to Indemnification.Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in subsection (b) of this Article IX with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this subsection (a) shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon physical delivery to the corporation of a written undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection (a) or otherwise.

             b.        Right of Claimant to Bring Suit. If a claim under subsection (a) of this Article IX is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be presumed to be entitled to indemnification under this Article IX upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

            c.        Nonexclusivity of Rights.The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Plan of Merger	7

            d.        Insurance, Contracts and Funding. The corporation may maintain insurance, at its own expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest in or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.

            e.        Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

ARTICLE X
AMENDING ARTICLES

            The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

Plan of Merger	8

Exhibit B

Audited eXp Realty Financial Statements